EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior	(212) 836-9606
Chairman & CEO		Devin Sullivan	(212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES ANNOUNCES COOPERATION AGREEMENT

WITH UNITED KINGDOM MOBILE TELEPHONE OPERATOR

New York, NY – July 5, 2005 - Medis Technologies Ltd. (NASDAQ:MDTL) today announced that it has entered into a Cooperation Agreement (“Agreement”) with a broadly affiliated United Kingdom mobile telephone operator for the purposes of market testing and introduction to the market of Medis’ fuel cell Power Packs as a secondary power source for portable electronic devices offered by the mobile operator. This Agreement is similar to the previously announced Agreement with a major mobile operator in the United States.

The UK mobile operator is a recent entrant into the market, offering to its customer base, which has already reached eight million subscribers, one of the most advanced video mobile (3G) networks in the world. It prides itself on offering “an unrivalled package of voice content and video services at an unrivalled and sustainable price.” It is part of a global network that reaches many countries and its shareholders are some of the world’s largest mobile operators.

“We are very pleased with the signing of a Cooperation Agreement with this mobile operator, particularly in view of its advanced product line and the broad outreach of its major shareholders,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “As we have previously announced, by entering into this kind of contractual relationship, the mobile operator is helping to further our market seeding efforts by introducing our Power Pack product to their customer base. We anticipate the signing of additional Cooperation Agreements which will further expand our outreach to the “enterprise” and broad consumer markets.

We continue on schedule with our program of providing Power Packs to the mobile operators with whom we have Cooperation Agreements and to our distributors starting later this month. At the same time, we are moving forward with our production plans with a semi-automated line in place at the end of this year and a fully automated line in place by the last half of 2006."

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

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